EXHIBIT 99.1

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com

Orient Paper
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
E-mail: info@orientpaperinc.com

FOR IMMEDIATE RELEASE

Orient Paper Provides Outlook for Fiscal Year 2011

BAODING, Hebei, China – December 9, 2010, Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today provided its outlook for fiscal year 2011.

For fiscal year 2011, the Company expects revenues of between $186 million and $206 million, gross profit of between $36 million and $40 million, net income of between $24 million and $27 million, and basic and diluted earnings per share of between $1.33 and $1.46.

As previously announced, for the fourth quarter of 2010, the Company expects revenues of approximately $33 million and adjusted net income of at least $5 million, which excludes certain legal and other professional expenses that are expected to be non-recurring.

The Company’s new 360,000 tons per annum corrugating medium paper production line is expected to begin production in the first quarter of next year.  For fiscal year 2011, the Company expects corrugating medium paper production of between 260,000 tons and 288,000 tons, of which up to 168,000 tons is expected to be contributed by the new production line; medium grade offset printing paper production of between 104,000 tons and 110,000 tons; and digital photo paper production of between 2,300 tons and 2,500 tons.  The Company expects that by the end of 2011, the monthly production of the new 360,000 tons per annum corrugating medium paper production line will be ramped up to approximately 20,000 tons, representing an approximate 67% annualized utilization rate.

 Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “As 2010 comes to a close and we look to fiscal year 2011, we expect our growth to be driven by the launch of our new 360,000 tons per year corrugating medium paper production line in the first quarter of next year, the continued production ramp-up of our digital photo paper line, and strong average selling prices as a result of growing market demand for paper products in China and tightening supply conditions resulting from government-mandated closures of regional paper mills.  Overall, we are optimistic about our business prospects and look forward to capitalizing on the attractive growth opportunities in our market.”

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 and located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; the Company’s ability to restore full capacity of certain of its equipments upon the installation of new boilers, market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.